Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Edison Oncology Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share (2) (3)	457(o)	3,251,944	$9.00	$29,267,496	$0.0001381	$4,042.00

Total Offering Amounts:						$29,267,496		$4,042.00
Total Fees Previously Paid:								4,042.00
Total Fee Offsets:								-
Net Fee Due:								$-

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Includes 424,167 Common Shares that the underwriter has the option to purchase to cover over-allotments, if any.

(4) Represents the midpoint of the estimated price range of the initial public offering as set forth in the Registration Statement